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                                                                   EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Juniper Networks, Inc. for the registration of $1,000,000,000 of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units in one or more offerings and in any combination and to the incorporation by reference therein of our report dated January 14, 2003, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                  /s/ ERNST & YOUNG LLP


San Jose, California
November 21, 2003